Persimmon Capital Management, LP

Code of Ethics

revised September 3, 2018

This Code contains confidential information and is for internal use only. While this copy of the Code has been issued to you as an employee of the Company, it remains Company property and must be returned at the termination of your employment.

TABLE OF CONTENTS

I.	Introduction	2
II.	Statement of Ethical Principles	2
III.	Standards of Business Conduct	3
IV.	Prohibited Activities	3
V.	Personal Trading Policy Coverage	5
VI.	Compliance Procedures	5
VII.	Exempted Transactions	6
VIII.	Review and Disclosure	7
IX.	Sanctions and Investigations	8
X.	Definitions	8
XI.	Employee Acknowledgement Form (Employee Copy)	11
XII.	Employee Acknowledgement Form (Compliance Copy)	12
XIII.	Initial and Annual Holdings Report	12
XIV.	Quarterly Personal Securities Transactions Report	12
XV.	Preclearance for Private Placement, Limited Offering, IPO	12
XVI.	Outside Business Activity Report	12

I.	Introduction

The purpose of Persimmon’s Code of Ethics (“Code”) is to set the tone for the conduct and professionalism of the Firm’s employees. The ethical culture of Persimmon (the “Firm”) is of critical importance and is supported at the highest levels of the organization. In order to provide as much clarity as possible, key terms are defined in Section VIII of the Code.

Persimmon includes all employees in its definition of “Access Person”. Therefore, it is important that everyone reads, understands, and abides by this Code of Ethics in all aspects of their employment with the Firm. Violations of the Code are taken very seriously. Sanctions including monetary fines, censure, and termination are all possible. It is your responsibility, as an employee of this Firm, to uphold the policies enumerated below.

Persimmon's Code of Ethics has been adopted in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended. Rule 17j-1 under the Investment Company Act of 1940 requires advisers to registered investment companies to adopt written codes of ethics. As a registered investment adviser, as well as the adviser to one or more mutual funds, Persimmon has adopted this Code in accordance with these rules. Access Persons are expected to fully comply with all aspects of the Code.

Management is mindful that compliance policy cannot address all potential risk management scenarios which an Access Person may encounter during his/her tenure with the Firm. To this end, Access Persons are required to observe the spirit of the Code, ever mindful of how their actions will reflect on the Firm and their personal reputations as professionals operating in the securities industry. At the commencement of employment or designation as an Access Person with Persimmon, and each time a new version of the Code is issued, employees must certify their understanding and agreement to abide by the terms of the Code.

Persimmon recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, the Firm reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures at its sole discretion, and without prior notice. This Code is not intended to be a contract or legally binding agreement, nor does it promise specific treatment in specific situations. For more information about the Code, please consult the CCO.

II.	Statement of Ethical Principles

These principles apply to all Persimmon employees in their management and administration of client assets. At all times, Firm employees must understand that:

  They have a duty to place the interests of the clients first;
  Personal securities transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest;
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  They must never take inappropriate advantage of their positions;
  All information concerning the identity of clients, their security holdings, and their financial circumstances is strictly confidential; and
  At all times, the interests of clients must be paramount.
III.	Standards of Business Conduct

Access Persons must comply with applicable Federal Securities Laws. Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

  To defraud such client in any manner;
  To mislead such client, including by making a statement that omits material facts;
  To engage in any act, practice, or course of conduct which operates or would operate as fraud or deceit upon such client;
  To engage in any manipulative practice with respect to such client; or
  To engage in any manipulative practice with respect to securities, including price manipulation.
IV.	Prohibited Activities
1)	IPO Rule: No Access Person may conduct personal securities transactions in an Initial Public Offering, except with the prior written approval of the CCO. Pre-approvals do not preclude the additional requirement of reporting of transactions and holdings.
2)	Private Placement Rule: No Access Person may conduct personal securities transactions in a Private Placement or limited offering (such as a hedge fund or private equity fund) unless the CCO has approved such purchase or sale in writing. Pre-approvals do not preclude the additional requirement of reporting of transactions and holdings.
3)	Disclosure or Use of Confidential Information: In the normal course of business, Access Persons may be given or may acquire information about the business of the Firm, its clients/investors, or its affiliates that is not available to the general public. This information is confidential and may include financial data, business plans and strategies, personal information about clients/investors, and information concerning specific portfolio transactions. All Access Persons are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document, and store the confidential information. Confidential information may be disclosed only to those individuals and unaffiliated third parties that require access to confidential information to perform their job functions. Pursuant to federal securities statutes, Access Persons are also responsible for respecting and protecting confidential information after they leave the Firm, are dismissed from the Firm, or retire from the Firm. See the Firm’s Compliance Manual for additional policies related to privacy and cybersecurity.
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4)	Insider Trading Rule: No Access Person may trade, either personally or on behalf of others, on material nonpublic information or communicate material nonpublic information to others in violation of the law. No Access Person shall divulge or act upon any material, non-public information as such term is defined under relevant Federal Securities Laws. See the Compliance Manual for additional information about the Firm’s insider trading policy and procedures.
5)	Spreading False or Exaggerated Information: The intentional creation or spreading of false or misleading information designed to manipulate securities prices, otherwise known as ‘rumor-mongering,’ is strictly prohibited.
6)	Political and Charitable Contributions Rule: No Access Person may make any political contribution without the prior written approval of the CCO. All registered employees must make prompt written reports of any political contributions, even after receiving approval. In addition, all Access Persons are prohibited from considering the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations. See the Compliance Manual for additional information about the Firm’s political contribution policy and procedures.
7)	Outside Activities Rule: No Access Person shall serve on the board of directors of a publicly traded company without prior authorization from the CCO of the Firm. If board service is authorized, such Access Person shall have no role in making investment decisions with respect to the publicly traded company. Full-time Access Persons are not permitted to accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior written consent of the CCO.

In addition, Access Persons may not personally accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to the Access Person by blood or marriage, without the prior written approval of the CCO. Where such duties are accepted for a relative or approval is obtained, the Firm and the law demand the highest standards of good faith in discharging such duties. Furthermore, Firm policy requires that such accounts be reported with other personal securities accounts under this Code of Ethics. Access Persons must report outside activities periodically as directed by the CCO.

8)	Firm Property: While employed by or affiliated with the Firm, Access Persons will use the Firm’s resources to carry out their job responsibilities. Client/investor relationships and information pertaining to clients/investors themselves are the property of the Firm. When Access Persons leave the Firm, are dismissed by the Firm, or retire from the Firm, they may not take with them any of the work that was produced on Firm time or that utilized Firm resources; they also may not take any client/investor or other confidential information with them unless authorized in writing by Persimmon to do so.
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9)	Borrowing from Investors: Access Persons may not borrow money from a Persimmon client/investor unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

10)	Business Transactions for the Firm: Access Persons may not personally represent or exercise authority on behalf of the Firm unilaterally in any transaction with any person, firm, company, or organization with which you have any material connection (including, but not limited to, a directorship, appointed office, family relationship, or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company, or organization to the CCO, who will determine whether such business relationship is “material” for purposes of this prohibition.

11)	Prohibition on the Use of Information from Your Previous Employer: You should not bring any documents, software, or other items to the Firm that may contain your previous employer’s confidential, trade secret, or proprietary information without approval from your prior employer. This would include such things as electronic files, flash drives, computer disks, rolodexes, investor lists, financial reports, or other materials that belong to your previous employer. If you have such unauthorized materials in your possession, they should be returned to your former employer immediately. It is the Access Person’s responsibility to honor all legal agreements with any prior employer as to confidentiality and competitive activities, and to notify the CCO of any such agreements.
V.	Personal Trading Policy Coverage

The personal trading policy applies to the personal securities transactions of Access Persons, which includes all employees of Persimmon. For the purposes of this policy, “personal securities transactions” means:

•	Securities transactions within an Access Person’s investment account;
•	Securities transactions within an investment account of an Access Person’s “Immediate Family Member” residing in the same household (e.g., spouse, dependent child);
•	Securities transactions in an investment account in which an Access Person serves as a trustee, custodian, has power of attorney or indirect beneficial ownership, as well as any other account(s) over which the Access Person has trading authority or exercises similar influence (i.e., as treasurer or investment officer of a
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charitable organization or foundation, for family members, friends, or investment clubs).

All Access Persons are required to comply with the principles set forth in the Code regarding personal securities trading. As a fiduciary to its clients, Persimmon has created this policy in an attempt to prevent Access Persons from engaging in securities trading that could create conflicts of interest with client accounts.

VI.	Compliance Procedures
1)	The Firm must maintain and enforce this Code. The authority is vested in the CCO.
2)	This Code and any subsequent amendments will be provided to all Access Persons. Persimmon distributes the Code of Ethics at least annually. Written acknowledgement of the receipt of the Code and any amendments is required by all Access Persons, as instructed by the CCO.
3)	Transaction Reports: All Access Persons must submit to the CCO transaction reports covering all transactions in reportable securities in personal and beneficial ownership accounts. These reports must be received no later than 10 days after the end of each calendar quarter. A report stating “None” must be received when no activity has occurred within the quarter or when the Firm is receiving a complete set of duplicate confirmations.

The report must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (purchase or sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

The Access Person directing their brokers to supply to the CCO, at the same time they are sent to the Access Person, a copy of the confirmation for each personal securities transaction in any reportable securities, if received by the Firm within 30 days of quarter-end, will meet this requirement. Access Persons must quarterly attest to the fact that the Firm has received duplicate confirmations for all reportable securities.

The CCO will evidence his review of such transaction reports by initialing same prior to the reports being scanned for record retention purposes. Another officer of the Firm will evidence review of the CCO’s reports by initialing same prior to the reports being scanned.

4)	Holdings Reports: All Access Persons must submit to the CCO a complete report of all reportable securities holdings in personal and beneficial ownership accounts
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within 10 days of becoming an Access Person and annually by July 31st thereafter. The information supplied must be current as of a date no more than 45 days before the person became an Access Person or before the report is submitted in the case of annual holdings reports.

The report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the name of the broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or beneficial ownership; and (iii) the date the report is submitted.

Except for the initial report, the Access Person directing their brokers to supply to the CCO, at the same time they are sent to the Access Person, a copy of the statement for each personal and beneficial ownership account, will meet this requirement. Copies of brokerage statements less than 45 days old will satisfy the requirement for new Access Persons. Access Persons must annually attest to the fact that the Firm has received all such statements.

Restricted Securities: Securities issued by companies about which the Firm or an Access Person may have access to material, nonpublic information may be placed on the restricted list. The Firm reserves the right to designate certain securities as “restricted” based on any changes to the investment strategies employed by the Firm, activities involving its affiliates, or if deemed necessary by the CCO. Persimmon shall take steps to immediately inform all Access Persons of any securities placed on the restricted list. Access Persons are prohibited from initiating transactions in a restricted security during any period it is deemed restricted without prior approval from the CCO, until such time as the security is removed from the restricted list. Access Persons are also prohibited from distributing a copy of the Restricted List outside the Firm without the CCO’s written permission.

5)	Gift and Entertainment Reports: Persimmon policy stipulates that no Access Person will, directly or indirectly, give or permit to be given anything of value, including gratuities, in excess of $300 annually (calendar year basis) to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. Examples of gifts include, but are not limited to, gift certificates, event tickets, gift baskets, golf shirts, etc.

Access Persons are prohibited from accepting any gift in excess of $300 annually (calendar year basis) per giver (either person or entity).

Exceptions to this policy must be approved in writing by the CCO. Questions about the receipt or offer of a gift should be referred to the CCO.

If an Access Person attends an event or dinner with any person, client, principal,

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proprietor, employee or agent or representative of another person, this is not considered a gift but is considered entertainment. Business entertainment is permissible only on an occasional basis and cannot be lavish, frequent, or so extensive as to raise any question of propriety and cannot be preconditioned on specific performance or business targets.

6)	Violation Reports: Any Access Person shall immediately report any potential violation of this Code of which he becomes aware to the CCO. Access Persons will not be subjected to any form of retaliation for reporting legitimate suspected abuses. A record of any violation of the Code and any action taken as a result of such violation shall be maintained for a period of five years from the end of the year in which an entry is made on such records. See also the Firm’s whistleblower policy, which is articulated in the Compliance Manual.
VII.	Exempted Transactions

The personal securities reporting requirements set forth above in Section VI of this Code shall not apply to:

1)	Purchases or sales that are non-volitional on the part of either the Access Person or clients.
2)	Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.
3)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
4)	Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

Important Note: Persimmon requires Access Persons to report all Managed Accounts under this Code of Ethics, even if the Access Person or his/her household member does not exercise discretion over such accounts.

VIII.	Review and Disclosure

The CCO will review all Access Person reports under the Code, including personal securities transactions and holdings for compliance with the Firm’s policies, including the Insider Trading policy, regulatory requirements, and the Firm’s fiduciary duty to its investors. A senior principal of the Firm reviews all accounts, holdings and transactions submitted by the CCO, as self-review is not permissible.

Persimmon is required to retain copies of this Code and the records and reports which relate to the Code for a period of not less than five years from the end of the year in which an entry

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is made on such records. The Firm is also required to summarize this Code in Part 2A of Form ADV and, upon request, to furnish clients with a copy of the Code.

IX.	Sanctions and Investigations

Upon discovering a violation of this Code, the Firm, in addition to any remedial action already taken by the CCO, may impose such sanctions as it deems appropriate, including a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

As a regulated enterprise, Persimmon has a special duty to safeguard the Firm’s proprietary and confidential information, as well as the assets and property of our clients/investors. In the event of an investigation regarding possible wrongdoing, Access Persons must cooperate fully.

Information relating to any investigation, including information provided by you or the fact of your participation in any investigation, is considered confidential, and may only be revealed to individuals not associated with the investigation on a need to know basis. Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the CCO, who will coordinate an appropriate response in collaboration with outside legal counsel, as necessary.

The guidelines outlined in this section shall not be deemed to impede an Access Person from communicating directly with the SEC about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement or privacy policy. Furthermore, the guidelines outlined in this section do not prohibit any Access Person from seeking and obtaining a whistleblower award from the SEC pursuant to Section 21F of the Exchange Act. See the Firm’s whistleblower policy, set forth in the Compliance Manual, for additional information.

X.	Definitions
1)	“CCO” means the Chief Compliance Officer or his designee. The CCO is currently Gregory S. Horn.
2)	“Access Person” means any supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person. For purposes of this Code, all employees are Access Persons.
3)	“Federal Securities Laws” include, but are not limited to, the Investment Advisers Act of 1940; Investment Company Act of 1940; Securities Exchange Act of 1934; Securities Act of 1933; Securities Investor Protection Act of 1940; ERISA; anti-money laundering regulations; Regulation S-P; and Regulation S-AM.
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4)	“Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, as amended, including, but not limited to, stocks, bonds, options, derivatives, limited partnerships, foreign unit trusts and foreign mutual funds, private investment funds, hedge funds, and investment clubs.

“Security” does not include direct obligations of the United States Government; bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds unless advised by Persimmon; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Cryptocurrencies that are deemed to be securities and Initial Coin Offerings (“ICO”s) are included in the definition of a covered security. If there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account. Access Persons are urged to seek guidance from the CCO prior to engaging in cryptocurrency activities to ensure compliance with applicable rules and policies.

5)	“Reportable security” shall have the same meaning as “Security” except that it includes shares of open-end mutual funds that are advised by the Firm or its affiliates; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, any of which are funds advised by the Firm or its affiliates.
6)	“Reportable account” is an account in which an Access Person has the ability to trade “Reportable Securities” as defined above. Reportable Accounts may include, but are not limited to, the following types of accounts: (a) brokerage accounts; (b) 401(k) plans; (c) Individual Retirement Accounts (IRAs); (d) any account for which the Access Person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or “Control” over the account; (e) accounts that hold mutual funds where Persimmon is the investment adviser or serves as a sub-adviser or principal underwriter for the fund; and (f) other similar types of accounts. The following types of accounts would not be considered Reportable Accounts: (a) 529 plans; or (b) accounts that hold mutual funds held directly with an investment company that do not hold mutual funds advised, sub-advised, or principally underwritten by Persimmon.
7)	“Managed Account” or “Discretionary Account” is an investment account that is owned or controlled by an Access Person or immediate family member who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. For purposes of this Code, Access Persons are required to report all Managed Accounts in the same way they report discretionary accounts.
8)	“Purchase or sale of a security” includes inter alia, the writing of an option or the
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purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired by a client.

9)	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the employee making the recommendation, when such person seriously considers making such a recommendation.
10)	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

According to Section 16a-1(a)(2) under the Securities Exchange Act of 1934, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

i)	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.
ii)	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:
a.	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);
b.	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:
i.	The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or
ii.	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.
c.	A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:
i.	The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s
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overall performance over a period of one year or more; and

ii.	Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;
d.	A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;
e.	A person’s interest in securities held by a trust, as specified in Rule 16a-8(b); and
f.	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.
iii)	A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

11)	“Personal securities transaction” means the purchase or sale of a security in a personal securities account or in an account in which the Access Person has direct or indirect influence, control, or beneficial ownership.
12)	“Initial Public Offering” means a public sale of an issue not previously offered to the public.
13)	“Private Placement” shall have the same meaning as that set forth in Section 4(2) of the Securities Exchange Act.
14)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act, as amended.
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XI.            Employee Acknowledgement Form (Employee Copy)

The Code of Ethics describes important information about Persimmon, and I understand that I should consult the Chief Compliance Officer regarding any questions not answered in the Code.

Since the information, policies, and procedures described herein are subject to change at any time, I acknowledge that revisions to the Code may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify, or eliminate existing policies. Only the Chief Executive Officer and/or the Chief Compliance Officer of Persimmon have the authority to adopt any revisions to the policies in this Code.

Furthermore, I acknowledge that I have received the Code, and I understand that it is my responsibility to read and comply with the policies and procedures contained herein and any revisions made to them.

ACCESS PERSON SIGNATURE	DATE

ACCESS PERSON NAME (PRINT)

Sign this page and keep it with the Code for your reference.

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XII.	Employee Acknowledgement Form (Compliance Copy)

The Code of Ethics describes important information about Persimmon, and I understand that I should consult the Chief Compliance Officer regarding any questions not answered in the Code.

Since the information, policies, and procedures described herein are subject to change at any time, I acknowledge that revisions to the Code may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify, or eliminate existing policies. Only the Chief Executive Officer and/or the Chief Compliance Officer of Persimmon have the authority to adopt any revisions to the policies in this Code.

Furthermore, I acknowledge that I have received the Code, and I understand that it is my responsibility to read and comply with the policies and procedures contained herein and any revisions made to them.

ACCESS PERSON SIGNATURE	DATE

ACCESS PERSON NAME (PRINT)

Sign this page and return it to Compliance.

For new employees only:
Employee start date:
Reviewer initials:
Date:

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XIII.	Initial and Annual Holdings Report

Access Person Name:

Access Person Signature:                                                                          Date:

I am reporting below all personal portfolio holdings information required to be reported for the quarter pursuant to Persimmon’s Personal Trading Policy. Securities reported must be current within 45 days of the date of this report.

Required Portfolio Holdings to Report

I am required to report holdings of all covered securities held in accounts in which I have a direct or indirect beneficial ownership interest as described in Persimmon’s Personal Trading Policy.

Transactions not Required to be Reported

I am not required to report holdings in the following securities: registered open-end investment companies not managed by Persimmon, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments.

PORTFOLIO HOLDINGS INFORMATION

Check one or more applicable boxes:

❑ I have no reportable personal securities holdings.

❑ I have reportable securities holdings, as disclosed on the attached brokerage statements.

❑ Persimmon is in receipt of brokerage and other statements reflecting my personal securities holdings.

Reviewer Section

Issues and Resolutions:

Reviewed by:                                                                         Date Reviewed:

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XIV.        Quarterly Securities Transactions Report

FOR THE QUARTER-ENDED:

Access Person Name:

Access Person Signature:                                                                          Date:

I am reporting below all transactions required to be reported for the quarter pursuant to Persimmon’s Personal Trading Policy. This documentation has been provided by the 10th calendar day following quarter-end.

Required Transactions to Report

I am required to report all transactions of covered securities* in which I have a direct or indirect beneficial ownership interest. I am also required to report any transaction executed within an automatic investment plan that overrides a pre-determined schedule.

* “Covered Securities” include stocks, bonds, closed-end mutual funds, exchange-traded funds, derivatives, limited offerings, and private placements.

Transactions Not Required to be Reported

I am not required to report shares of registered open-end investment companies not managed by Persimmon, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments, and transactions effected through an automatic investment plan as described in Persimmon’s Personal Trading Policy.

TRANSACTION REPORTING

Check one or more applicable boxes:

❑ I had no reportable transactions during the period.

❑ I had reportable transactions, as disclosed on the attached brokerage statements.

❑ Persimmon is in receipt of confirmations and brokerage statements reflecting my reportable personal securities transactions.

Reviewer Section

Issues and Resolutions:

Reviewed by:                                                                         Date Reviewed:

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XV. Pre-Clearance for Private Placement, Limited Offering, IPO

Name of Issuer:

Type and Amount of Security:

Public Offering Date (IPOs only):

Investment Strategy (Privately offered investment vehicles only):

By signing below, I certify and acknowledge the following:

  I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements, or securities laws.
  The investment opportunity did not arise by virtue of my activities on behalf of a client.
  To the best of my knowledge, no clients have any foreseeable interest in purchasing this Security.
  I have read the Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. Persimmon reserves the right to direct me to rescind a trade even if approval is initially granted. Violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.
  Upon request, I will provide all offering materials related to the proposed investment to the CCO.

Signature:	Date

Print Name:

Reviewer Section

Issues and Resolutions:

Reviewed by:                                                                         Date Reviewed:

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XVI. Outside Business Activity Report

Employees must use this form to disclose outside business activities and interests which may pose real, perceived, or potential conflicts of interest in relation to their responsibilities as employees of Persimmon or to the overall business of Persimmon.

Please include details about positions held and compensation received.

Certain types of non-compensated activities must also be reported.

Date:

Print Name: __________________________

Part-time or Temporary Work (including but not limited to public speaking, writing, teaching, consulting)

Public Company - List position

Outside Affiliations (e.g., serving on a board or holding any decision-making position of a civic or volunteer organization, condominium board, neighborhood association, etc.)

Privately Held, LLCs, Partnerships - List owned or beneficial interest

Family Member Participation in the Investment Industry - List any family or household members employed by an investment industry firm (investment adviser, broker-dealer, hedge fund, private equity or venture capital firm, mutual fund company, etc.) or who are employed by a publicly traded corporation. Include name, company, title, and relationship to you.

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XVI. Outside Business Activity Report (continued)

Relationship with Persimmon - Does Persimmon or its affiliates have a relationship with any of the above entities? If yes, state the entity and the nature of the relationship.

Time and Compensation – Do any of the above outside activities consume more than 10% of your time or generate more than 10% of your overall personal compensation? If yes, please provide details here.

I certify that I have fully disclosed all outside affiliations, employment and/or business interests.

Signature:

Compliance Approval:                                                                          Date:

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